Exhibit 99.1
CVG Appoints Scott Reed as Chief Operating Officer
NEW ALBANY, Ohio, Feb. 13, 2025 (GLOBE NEWSWIRE) -- Commercial Vehicle Group (the “Company” or “CVG”) (NASDAQ: CVGI), a diversified industrial products and services company, is pleased to announce the appointment of Scott Reed as Chief Operating Officer, effective February 13, 2025. Mr. Reed comes to CVG with more than 30 years of diverse business and leadership experience in industrial and manufacturing organizations.
In his new role, Mr. Reed will oversee the global manufacturing and supply chain operations of the company, driving operational excellence and strengthening cross-functional alignment across planning and execution, ensuring that our operational processes are aligned with our strategic goals. He will report to James Ray, President and CEO of CVG, and serve on the executive leadership team.
“We are thrilled to welcome Scott to our executive leadership team,” said Mr. Ray. “His extensive background in operations and strategic leadership aligns perfectly with our mission to optimize our business operations and enhance our value proposition. We believe Scott’s vision and expertise will accelerate our growth and help us to deliver outstanding results.”
Before joining CVG, Mr. Reed served as President of Arrow Tru-Line Inc., the largest manufacturer and supplier of structural hardware components to the North American residential and commercial overhead garage door market. He also held operations leadership roles at Peterson Spring, Unique Fabricating, Inc., GT Technologies, Inc. and Lear Corporation. He is recognized for his ability to deliver year-over-year success in achieving operational, profit, and business growth objectives, as well as building, motivating, and leading culturally diverse worldwide operating teams.
“I am excited to join CVG and look forward to working with the team to drive continued operational excellence across our global operations footprint,” said Mr. Reed. “I am confident that together we will continue to strengthen the company’s position in the market and achieve success.”
Mr. Reed holds a bachelor’s degree in business administration from Cleary University.
As a material inducement to Mr. Reed joining the Company, the Compensation Committee of the Board of Directors approved the grant of the following inducement equity awards (collectively, the Inducement Awards), granted outside the Company’s stockholder-approved 2020 equity incentive plan: (i) 58,331 shares of time-vesting restricted stock, which will vest ratably on March 31, 2026, 2027 and 2028; and (ii) 87,497 performance shares, that will vest and be paid in cash if performance metrics are met, aligning the interests of Mr. Reed with the interests of the Company’s shareholders.
In addition to welcoming Mr. Reed, the Company is announcing the departure of Don Fishel, President, Trim Systems and Components, after 14 years with CVG. “We are grateful for Don’s leadership and contributions during his time at CVG,” said Mr. Ray. “He played an integral role in CVG’s growth and success, and we wish him well in his future endeavors. We are confident that the leadership team will continue to drive our company forward as we execute our vision and strategy."
We expect to conduct a search for a new permanent leader for our Trim Systems and Components business. In the interim, Andy Cheung will oversee the Trim Systems and Components business, in addition to his current CFO responsibilities.
About CVG
At CVG, we deliver real solutions to complex design, engineering and manufacturing problems while creating positive change for our customers, industries, and communities we serve. Information about CVG and its products is available at www.cvgrp.com.
Investor Relations Contact:
Ross Collins or Stephen Poe
Alpha IR Group
CVGI@alpha-ir.com
Media Contact:
Patrick Woolford
Director, Communications
Patrick.Woolford@cvgrp.com